                                                                    Exhibit 10.5

                      ACKNOWLEDGMENT, WAIVER AND AMENDMENT
                                       TO
                               FINANCING AGREEMENT

         This ACKNOWLEDGMENT, WAIVER AND AMENDMENT ("Amendment") TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of February 14, 2002 by and between Pemstar Inc., duly organized under the laws of the State of Minnesota ("Customer"), Turtle Mountain Corporation, duly organized under the laws of the State of North Dakota ("Turtle Mountain") (Customer and Turtle Mountain, collectively, the "Credit Parties", individually, a "Credit Party"), Pemstar Pacific Consultants Inc., duly organized under the laws of the State of California ("Pemstar Pacific Consultants") and IBM Credit Corporation, a Delaware corporation ("IBM Credit").

                                    RECITALS:

         WHEREAS, the Credit Parties and IBM Credit have entered into that certain Amended and Restated Revolving Credit Agreement dated as of June 29, 2001 (as amended, supplemented or otherwise modified from time to time, the "Agreement");

         WHEREAS, the Credit Parties and IBM Credit have agreed to make Pemstar Pacific Consultants a Credit Party to the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein;

         WHEREAS, Credit Parties are in default of one or more of its financial covenants contained in the Agreement (as more specifically explained in Section 2 hereof); and

         WHEREAS, IBM Credit is willing to waive such defaults subject to the terms and conditions set forth below.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the value and sufficiency of which is hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Acknowledgment.

         The Credit Parties acknowledge that the financial covenants set forth in Attachment A to Agreement are applicable to the financial results of the Credit Parties for the fiscal month ending November 30, 2001 and the fiscal quarter ending December 31, 2001, and the Credit Parties were required to maintain such financial covenants at all times. The Credit Parties further acknowledge that their actual attainment was as follows:

                                                                 Covenant Actual for the    Covenant Actual for the
                                                                  monthly period ending      fiscal quarter ending
                 Covenant             Covenant Requirement             11/30/2001                   12/31/01
                 --------             --------------------             ----------                   --------
(a)      Net Profit after Tax to   Equal to or Greater than
         Revenue                   0.75 percent quarterly
                                   and Equal to or Greater
                                   than 1.25% annually                     N/A                       (7.3%)

(b)      Total Liabilities to      Greater than Zero and
         Tangible Net Worth        Equal to or Less than
                                   2.50:1.0                             1.08:1.0                    1.06:1.0

(c)      Current Assets to         Greater than 1.50:1.0
         Current Liabilities                                            2.59:1.0                    2.48:1.0

(d)      Fixed Charge Coverage     Equal to or Greater than
         Ratio                     1.30:1.0                             0.79:1.0                   -1.23:1.0

(e)      Maximum Capital           Less than or equal to
         Expenditures              $32,000,000 for the
                                   fiscal year ending March
                                   2002                                $32,511,680                $34,612,489

(g)      Net Profit After Tax to   Equal to or greater than
         Revenue (U.S. Credit      0.1 percent
         Parties operations only)                                          N/A                      (11.0%)

Section 3. Waivers to Agreement. Subject to the terms and conditions set forth herein, IBM Credit hereby waives the defaults of the Credit Parties with the terms of the Agreement to the extent such defaults are set forth in Section 2 hereof.

Section 4. Amendment. The Agreement is hereby amended as follows:

         A. Attachment A to the Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in the new Attachment A include, without limitation, the following:

(a) Section I. (B) is deleted in its entirety and restated as follows:

         (i) 95% of the amount of each Credit Party's Eligible Accounts from International Business Machines Corp. ("IBM") or its domestic subsidiaries as account debtor pursuant to agreements between such Credit Party and IBM in form and substance satisfactory to IBM Credit as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

         (ii) 90% of the amount of each Credit Party's Eligible Accounts from Honeywell Inc. ("Honeywell"), Minnesota Mining & Manufacturing Company ("3M") and Applied Materials, Inc. ("Applied Materials") as account debtor, provided such account debtors remain investment grade, in IBM Credit's sole discretion, and pursuant to agreements between such Credit Party and such account debtor, in form and substance satisfactory to IBM Credit as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

         (iii) 85% of TMC, Inc.,(a North Dakota corporation) ("TMC") Eligible Accounts, but in no event greater than the following amounts for the following periods: (a) for the period from the effective date of Attachment A until 30 days after the date hereof, the Borrowing Base pursuant to this clause (iii) shall not exceed $8,000,000, (b) for the period 31 days after the effective date of this Attachment A to 60 days from the effective date of this Attachment A, the Borrowing Base pursuant to this clause (iii) shall not exceed $6,000,000 (c) for the period from 61 days after the effective date of this Attachment A to 90 days after the effective date of this Attachment A, the Borrowing Base pursuant to this clause (iii) shall not exceed $4,000,000 and any time thereafter

         $0 value shall be given to TMC Eligible Accounts. Without limiting the foregoing, IBM Credit will discuss with the Credit Parties the relationship between the Credit Parties and TMC and discuss possible structures, terms and conditions (if any) under which IBM Credit would consider including the TMC Accounts as Eligible Accounts. Nothing herein shall be deemed a commitment to include the TMC Accounts without the foregoing limitations;

         (iv) 85% of the amount of each Credit Party's other Eligible Accounts, other than Concentration Accounts, as of the date of determination as reflected in the Customer's most recent Collateral Management Report provided, however, IBM Credit has a first priority security interest in such Eligible Account;

         (v) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customers most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (iii) of the Borrowing Base;

         (vi) 100% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Finished Goods Inventory destined for IBM;

         (vii) 90% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Parts Inventory destined for IBM;

         (viii) 80% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Inventory destined for Honeywell, 3M and Applied Materials;

         (ix) 54% of the lower of (x) book value or (y) fair market value of each Credit Party's other Eligible Inventory provided, however, IBM Credit has a first priority security interest in such Eligible Inventory.

         Eligible Finished Goods Inventory shall mean finished goods inventory in salable condition, owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement), and designated and identified as product to be sold to IBM as evidenced by (i) non-cancellable purchase orders from IBM or (ii) a non-cancellable written agreement that IBM will purchase such inventory, in each case, in form and substance satisfactory to IBM Credit.

         Eligible Parts Inventory shall mean parts inventory and floor stock raw materials in good condition, owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement), and designated and identified as parts to be used to manufacture product (the Eligible Finished Goods Inventory) to be sold to IBM as evidenced by (i) non-cancellable purchase orders from IBM to such Credit Party or (ii) a non-cancellable written agreement that IBM will purchase such inventory, in each case, in form and substance satisfactory to IBM Credit.

         Eligible Inventory shall mean raw materials, floor stock raw materials and finished goods inventory owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement) designated and identified by the Customer in its periodic collateral report or borrowing request to IBM Credit as inventory applicable to product sold, or to be manufactured and sold, by a Credit Party to an end user pursuant to non-cancellable purchase orders or other written agreements binding such end user to purchase such product, in each case, in form and substance satisfactory to IBM Credit.

(b) Section I. (C) is deleted in its entirety and restated as follows:

         Collateral Insurance Amount: Eighty Million Dollars ($80,000,000.00).

(c) Section I. (G) is deleted in its entirety and restated as follows:

         (i) Unused Line Fee: 0.375% per annum on the daily average unused portion of the Credit Line for each day from the closing date of the Agreement and shall be computed on the basis of a 360 day year and payable monthly in arrears and upon the maturity or termination of the Agreement.

         (ii) Prepayment Fee: A prepayment premium, payable to IBM Credit in the event that the Customer terminates the Credit Line prior to the third year anniversary of the closing date, in an amount equal to the amount of the Credit Line in effect as of the date of notice of termination or date of default, multiplied by one half of one percent (0.50%).

(d) The definition of Investment is hereby deleted in its entirety and restated as follows:

         "Investment": with respect to any Person (the "Investor"), any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise.

(e) The definition of Revolving B Credit Facility is deleted in its entirety.

(f) The definition of Unrestricted Domestic Subsidiary is hereby deleted in its entirety and restated as follows:

         "Unrestricted Domestic Subsidiary": means any direct or indirect Subsidiary of a Credit Party which Subsidiary is located in the United States of America and IBM Credit does not have both a pledge of 100% of such Subsidiary's stock and a perfected first priority security interest in such Subsidiary's assets.

(g) Section 2.1.(B) of the Agreement is hereby deleted in its entirety and restated as follows:

         "(B) The Credit Line is comprised of a Revolving A Credit Facility in the amount specified in Attachment A."

(h) Section 4.1. of the Agreement is hereby deleted in its entirety and restated as follows:

4.1. Grant. To secure the full and punctual payment and performance of the Obligations (including obligations under any leases any Credit Party may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), each of the Credit Parties hereby, jointly and severally, grants IBM Credit a security interest in all of its right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located:

         (A) all goods, inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

         (B) all accounts, contract rights, chattel paper, instruments, deposit accounts, obligations of any kind owing to it, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

         (C) all General Intangibles;

         (D) all Commercial Tort Claims;

         (E) all Intellectual Property;

         (F) all Investment Property;

         (G) all Supporting Obligations;

         (H) all other obligations of any kind owing to it, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services;

         (I) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing; and

         (J) all substitutions and replacements for all of the foregoing, all proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the above assets shall be collectively defined herein as the "Collateral". Each Credit Party covenants and agrees with IBM Credit that: (a) the security constituted to by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future to IBM Credit.

(i) Section 6.2. of the Agreement is hereby deleted in its entirety and restated as follows:

"6.2. Rights in Collateral; Priority of Liens. Each Credit Party and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by each Credit Party and each of its Subsidiaries pursuant to this Agreement, the Guaranties, if any, and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an Intercreditor Agreement or (ii) Purchase Money Security Interests on inventory and equipment except to the extent of any Purchase Money Security Interest on inventory or equipment included in the Borrowing Base."

(j) Section 6.28 of the Agreement is hereby deleted in its entirety and restated as follows:

"6.28. The proceeds of the Advances shall be used for general corporate purposes of the Customer. Notwithstanding the foregoing, none of the proceeds of any of the Advances shall be used for acquisition financing without the prior written consent of IBM Credit."

(k) Section 7.16. of the Agreement is hereby deleted in its entirety and restated as follows:

7.16. Additional Collateral. (A) With respect to any property acquired after the Closing Date by any Credit Party or its domestic Subsidiary, such Credit Party or its domestic Subsidiary shall promptly (i) execute and deliver to IBM Credit such amendments such other documents as IBM Credit deems necessary or advisable to grant to IBM Credit, a security interest in such property, (ii) in the case of Investment Property, Deposit Accounts, and any other relevant Collateral, take any actions requested by IBM Credit to enable IBM Credit to obtain control (within the meaning of U.C.C.) with respect thereto, (iii) cause IBM Credit's name to be noted as secured party on any certificate of title for a titled good if such notation is deemed necessary or advisable by IBM Credit for the attachment, perfection or priority of, or the ability of IBM Credit to enforce or realize on, IBM Credit's security interest in such Collateral, (iv) comply with any material Requirement of Law as to any Collateral if such compliance is deemed necessary or advisable by IBM Credit for the attachment, perfection or priority of, or the ability of IBM Credit to enforce, IBM Credit's security interest in such Collateral, (v) obtain consents and approvals from any Governmental Authority or other Person, including without limitation any consent of licensor, lessor or other Person obligated on Collateral, (vi) execute and deliver such documents, agreements, and instruments as may be required by IBM Credit to further evidence and perfect its security interests in all Intellectual Property, (vii) obtain waivers from mortgagees and landlords in form and substance satisfactory to IBM Credit, and
(viii) take all actions necessary or advisable to grant to IBM Credit a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by law or as may be requested by IBM Credit.

         (B) If any Credit Party shall at any time hold or acquire a Commercial Tort Claim, then Customer shall immediately notify IBM Credit in a writing signed by such Credit Party of the details thereof and grant to IBM in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to IBM Credit.

         (C) Each Credit Party will permit IBM Credit, or its designee, to inspect the Collateral at any reasonable time or times, wherever located.

         (D) With respect to any new Domestic Subsidiary created or acquired after the Closing Date by a Credit Party or its Domestic Subsidiary, such Credit Party or such Domestic Subsidiary shall promptly (i) execute and deliver to IBM Credit such amendments to this Agreement, and execute such other documents, instruments and agreements, as IBM Credit deems necessary or advisable to grant to IBM Credit a perfected first priority security interest in the capital stock of such new Subsidiary that is owned by such Credit Party or its Domestic Subsidiary, (ii) deliver to IBM Credit the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Credit Party or the relevant Domestic Subsidiary, (iii) cause such new Domestic Subsidiary (A) to become a party to this Agreement or such other agreements, documents or Instruments, as IBM Credit deems necessary or advisable (B) to take such actions necessary or advisable to grant to IBM Credit a perfected first priority lien in all of the personal property of such new Domestic Subsidiary including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required or by law or as may be requested by IBM Credit and (iv) if requested by IBM Credit, deliver to the IBM Credit legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the IBM Credit.

         (E) Notwithstanding the foregoing, if a Credit Party or its Domestic Subsidiary acquires a Domestic Subsidiary (and such acquisition is not financed by IBM Credit) such Credit Party or such Subsidiary can request that IBM Credit subordinate its lien in the assets of the new Subsidiary in favor of the lender who financed the acquisition ("Other Lender") and IBM Credit shall not unreasonably withhold its consent to such request provided that (i) the Borrowing Base exceeds the Revolving A Credit Facility, (ii) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such acquisition and (iii) IBM Credit and the Other Lender shall have entered into an intercreditor agreement in form and substance satisfactory to IBM Credit.

         (F) Notwithstanding anything herein to the contrary, no Credit Party nor any Subsidiary of a Credit Party shall at any time (i) provide a guarantee of any Indebtedness of any Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary except that (x) the Customer may guarantee the obligations of Pemstar de Mexico S.A. ("Pemstar Mexico") in connection with a credit facility to be provided by a financial institution to Pemstar Mexico in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) and (y) the Customer may provide guaranties to support Foreign Subsidiaries obligations under operating leases provided that the obligations under all such guaranties do not exceed Sixteen Million Dollars ($16,000,000) in the aggregate, (ii) be liable for any other Indebtedness of any Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary, or (iii) be liable for any other Indebtedness (other than Indebtedness to U.S. Bank) which provides that the holder thereof may (upon notice, lapse of time or both) declare a default therein (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturities) upon the occurrence of a default with respect to any Indebtedness of an Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary (iv) make loans, advances, payment of money or goods to an Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary except as otherwise provided in Section 8.15 hereof (v) make Restricted Payments to an Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary or (vi) make any Investment or equity contribution in an Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary except that a Credit Party may make an equity contribution in (x) the Unrestricted Foreign Subsidiaries and Pemstar Mexico provided that the aggregate amount of all such Investments and equity contributions in all the Unrestricted Foreign Subsidiaries and Pemstar Mexico do not exceed Twenty-five Million Dollars ($25,000,000) in the aggregate and (y) Foreign Subsidiaries (other than Unrestricted Foreign Subsidiaries) provided that the aggregate amount of all equity investments made by the Credit Parties in any Foreign Subsidiary (other than Unrestricted Foreign Subsidiaries) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate per such Foreign Subsidiary. No Unrestricted Domestic Subsidiary (if any) or Foreign Subsidiary may be merged into the Customer or any Credit Party or liquidate into or transfer substantially all of its assets to the Customer or any other Subsidiary (other than an Unrestricted Subsidiary). The Credit Parties acknowledge that Unrestricted Domestic Subsidiaries are not permitted without the prior written consent of IBM Credit.

(l) Section 8.4.(iv) of the Agreement is hereby deleted in its entirety and restated as follows:

         "(iv) guaranty to suppliers of the Credit Parties' subsidiaries' obligations in the aggregate less than Two Million Dollars ($2,000,000)."

(m) Section 8.7. of the Agreement is hereby deleted in its entirety and restated as follows:

"8.7. Investments. The Customer will not, directly or indirectly, make, maintain or acquire any Investment in any Person other than:

         (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation("FDIC") or a similar federal insurance program;

         (B) direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof;

         (C) stock or obligations issued to Customer in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of Customer;

         (D) commercial paper of any company organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation; and

         (E) such other Investments with the prior written consent of IBM
Credit.

(n) Section 8.15.(b) of the Agreement is hereby deleted in its entirety and restated as follows:

"(b) Credit Parties may make loans and advances either individually or jointly and otherwise make payment of money to Unrestricted Foreign Subsidiaries provided that after giving effect to such loan or advance or payment of money, the aggregate amount of all loans, advances and other payment of money made by all of the Credit Parties to all Unrestricted Foreign Subsidiaries and Pemstar Mexico does not exceed, in the aggregate, the following amounts for the period specified:

         (i) from the date hereof through and including March 31, 2002, the aggregate amount of all loans, advances and other payment of money made by all of the Credit Parties to all Unrestricted Foreign Subsidiaries and Pemstar Mexico does not exceed $51,000,000;

         (ii) from April 1, 2002 through and including December 31, 2002, the aggregate amount of all loans, advances and other payment of money made by all of the Credit Parties to all Unrestricted Foreign Subsidiaries and Pemstar Mexico does not exceed $46,000,000; and

         (iii) January 1, 2003 and thereafter, the aggregate amount of all loans, advances and other payment of money made by all of the Credit Parties to all Unrestricted Foreign Subsidiaries and Pemstar Mexico does not exceed $41,000,000.

(o) Section 8.15.(c) of the Agreement is hereby deleted in its entirety and restated as follows:

"(c) Credit Parties may make loans and advances individually or jointly and payment of money to Foreign Subsidiaries (other than Unrestricted Foreign Subsidiaries) provided that after giving effect to such loan or advance or payment of money, the aggregate amount of all loans, advances and other payment of money made to all such Foreign Subsidiaries (excluding Unrestricted Foreign Subsidiaries and Pemstar Mexico pursuant to clause (b) hereof shall not exceed $0 in the aggregate."

(p) Section 8.19. of the Agreement is hereby deleted in its entirety and restated as follows:

         "8.19. New Foreign Subsidiaries. (i) No Credit Party shall permit any of its Domestic Subsidiaries to establish or acquire any Foreign Subsidiary not existing as of the date of this Agreement and listed on Schedule 6.20 and (ii) Pemstar Luxembourg S.a.r.l shall not directly establish or acquire any Foreign Subsidiary not existing as of the date of this Agreement and listed on Schedule
6.20 hereto. The Customer and Pemstar Netherlands Holding B.V. ("Pemstar Netherlands") may, with IBM Credit's prior written consent, create directly owned Foreign Subsidiaries subject to the fulfillment of the conditions set forth in this Section 8.19 to the satisfaction of IBM Credit in its sole discretion. If the new Foreign Subsidiary is directly owned by the Customer, the Customer shall (i) pledge two-thirds (less one share) of all of such Foreign Subsidiary's stock to IBM Credit (ii) and shall cause the new Foreign Subsidiary's to execute such documents, instruments and agreements as IBM Credit deems necessary or advisable and grant IBM Credit a first perfected security interest in the capital stock (or equivalent) of such new Foreign Subsidiary
(iii) deliver to IBM Credit the certificates representing the capital stock with undated stock powers and (iv) deliver to IBM Credit opinions in form and substance and from counsel satisfactory to IBM Credit. If the new Foreign Subsidiary is wholly owned (directly) by Pemstar Netherlands, the Customer shall deliver or cause to be delivered opinions in form and substance satisfactory to IBM Credit."

(q) The following new Section 8.20 is added:

"8.20. Restriction on Domestic Subsidiaries. No Credit Party will, and will not permit any of its Subsidiaries to establish, create or acquire any new Domestic Subsidiary without the prior written consent of IBM Credit which will not be unreasonably withheld provided that (i) no Default or Event of Default has occurred and is continuing at the time or after giving effect to the establishment, creation or acquisition of such new Subsidiary and (ii) the Borrowing Base exceeds the Revolving A Credit Facility."

(r) Section 9.1. (E) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 9.1.(E):

"(E) Any Credit Party, any Subsidiary of any Credit Party, any Foreign Subsidiary of any Credit Party (whether direct or indirect) or any Guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for any Credit Party, any Subsidiary of any Credit Party, any Foreign Subsidiaries of any Credit Party (whether direct or indirect) or any Guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that any Credit Party, any Subsidiary of any Credit Party, any Foreign Subsidiaries of any Credit Party (whether direct or indirect) or any Guarantor shall have a period of sixty (60) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

(s) Section 9.1. (L) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 9.1.(L):

"(L) The occurrence of any event or condition that permits the holder of any material Indebtedness the Credit Parties or any Subsidiaries whether direct or indirect (including their Foreign Subsidiaries) or any Guarantor arising in one or more related or unrelated transactions to accelerate the maturity thereof or the failure of a Credit Party or a Subsidiary of a Credit Party whether direct or indirect (including their Foreign Subsidiaries) or any Guarantor whether direct or indirect (including their foreign subsidiaries) to pay when due any such indebtedness in an aggregate amount greater than $1,000,000.00;"

(t) Section 9.1.(S) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 9.1.(S):

"(S) Pemstar Netherlands shall cease to own directly (i) 100% of the voting stock of Pemstar Ireland Ltd., Pemstar (Tianjin) Enterprise Ltd., or Pemstar BV or (ii) 100% ownership interest in Pemstar Ireland, Ltd., Pemstar (Tianjin) Enterprise Ltd., or Pemstar B.V. or (iii) 100% of the voting stock or 100% of the ownership interest of any new Foreign Subsidiary created or acquired by it; or (iv) 99% of the voting stock of Pemstar Brasil Ltda., Pemstar Thailand Ltd. or Pemstar Mexico or (v) 99% of the ownership interest in Pemstar Brasil Ltda., Pemstar Thailand Ltd. or Pemstar Mexico; or"

(u) Schedule 6.20 is deleted in its entirety and replaced with Schedule 6.20 attached hereto.

(v) Schedule 6.27 is deleted in its entirety and replaced with Schedule 6.27 attached hereto.

Section 4. New Credit Party. Pemstar Pacific Consultants, by its signature below becomes a Credit Party under the Agreement with the same force and effect as if originally named therein as a Credit Party, and that Pemstar Pacific Consultants hereby (a) agrees that all the terms and provisions of the Agreement are applicable to it as a Credit Party thereunder, including but not limited to the filing of UCC-1 financing statements at any location where Pemstar Pacific Consultants does business and is organized, and (b) represents and warrants that the representations and warranties made by it as a Credit Party thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, Pemstar Pacific Consultants, as security for the payment and performance in full of the Obligations and pursuant to Section 4.1 of the Agreement, as amended hereby, creates and grants to IBM Credit, its successors and assigns, a security interest in the lien on all of Pemstar Pacific Consultant's right, title and interest in and to the Collateral. If Pemstar Pacific Consultants obtains a loan facility from another financial institution other than IBM Credit ("Pemstar Pacific Lender"), Pemstar Pacific Consultants may request that IBM Credit subordinate its lien in the personal property of Pemstar Pacific Consultants to the lien of the Pemstar Pacific Lender in such property.


IBM Credit shall consent to the foregoing request provided that: (i) no Default or Event of Default has occurred and is continuing or would result from such request (ii) the Borrowing Base equals or exceeds the Revolving A Credit Facility (iii) Pemstar Pacific Consultants shall have executed and delivered to IBM Credit a Collateralized Guaranty in form and substance satisfactory to IBM Credit and (iv) IBM Credit shall have a second priority lien in the personal property of Pemstar Pacific Consultants and shall have entered into intercreditor agreements with the Pemstar Pacific Lender and such other creditors (if necessary) all in form and substance satisfactory to IBM Credit. If pursuant to this section, IBM Credit shall cease to have a first priority lien in the personal property of Pemstar Pacific Consultants, Pemstar Pacific Consultants shall be deemed an Unrestricted Domestic Subsidiary.

Section 5. Conditions to Effectiveness of Waiver. The waiver set forth in
Section 3 hereof shall become effective upon the fulfillment of the following conditions precedent to the satisfaction of IBM Credit in its sole discretion of
(i) this Amendment shall have been executed by each of the parties hereto, including without limitation Pemstar Pacific Consultants, and IBM Credit shall have received a fully executed copy of this Amendment by no later than February 14, 2002, (ii) IBM Credit shall have received the documentation as described in
Section 6 (a) and (b) below, in form and substance satisfactory to IBM Credit by no later than February 14, 2002, (iii) IBM Credit shall have received evidence satisfactory to it in its sole discretion that U.S. Bank shall have waived all defaults under its financing facility with the Credit Parties by no later than February 14, 2002 and (iv) IBM Credit shall have received a waiver fee, in immediately available funds, equal to Two Hundred Forty Thousand Dollars ($240,000.00) by no later than February 14, 2002. Such waiver fee payable to IBM Credit hereunder shall be nonrefundable and shall be in addition to any other fees IBM Credit may charge the Credit Parties.

Section 6. Additional Requirements. The Agreement is hereby amended by inserting therein the following new section:

Additional Covenants.

(a) Turtle Mountain shall execute a lockbox agreement with a bank acceptable to IBM Credit, in form and substance satisfactory to IBM Credit, and IBM Credit shall have received such fully executed lockbox agreement by no later than February 14, 2002. In addition, Turtle Mountain shall execute a Contingent Blocked Account Amendment and cause a bank, satisfactory to IBM Credit, to execute such Contingent Blocked Account Amendment, by no later than February 14, 2002.

(b) The Credit Parties shall execute the Amendments to all the Contingent Blocked Account Amendments, (other than the Agreement with Citizens Bank) in form and substance satisfactory to IBM Credit, on or prior to February 14, 2002.

(c) The Credit Parties shall execute the Amendment to the Contingent Blocked Account Amendment with Citizens Bank, in form and substance satisfactory to IBM Credit and cause Citizens Bank to execute such Contingent Blocked Account Amendment in each case, on or prior to February 21, 2002.

(d) Pemstar Pacific Consultants shall (i) execute a lockbox agreement with a bank acceptable to IBM Credit, in form and substance satisfactory to IBM Credit within 30 days of IBM Credit's written request; (ii) within 30 days of IBM Credit's written request, execute a Contingent Blocked Account Amendment and cause a bank, satisfactory to IBM Credit, to execute such Contingent Blocked Account Amendment; and (iii) cooperate with IBM Credit for the purpose of filing UCC-1 financing statements at all Pemstar Pacific Consultants locations and State of organization and any other place designated by IBM Credit and such UCC-1 financing statements shall be filed no later than February 22, 2002 and
(iv) deliver secretary's certificates, incumbency certificates and resolutions and organizational documents and opinion of counsel all in form and substance satisfactory to IBM Credit by no later than February 22, 2002.

(e) IBM Credit shall be satisfied, by no later than March 31, 2002, that it has a first priority lien in all of the personal property of Pemstar Pacific Consultants.

(f) IBM Credit shall have (i) amended its UCC filings to cover all personal property of the Credit Parties and (ii) U.S. Bank and IBM Credit shall have entered into an Amended and Restated Intercreditor Agreement in form and substance satisfactory to IBM Credit in its sole discretion. Each of the foregoing actions must be achieved to IBM Credit's satisfaction on or prior to March 31, 2002.

(g) IBM Credit shall have received by no later than April 15, 2002 opinions of foreign counsel regarding certain pledge agreements and the patent security agreement between Customer and IBM Credit and such opinions shall be in form and substance satisfactory to IBM Credit in its sole discretion.

The failure by any of the Credit Parties to comply with any of the above covenants or the failure of any of the above requirements to be satisfied (within the above time frames) in IBM Credit's determination in its sole discretion shall constitute a n immediate Event of Default under the Agreement.

Section 7. Rights and Remedies. Except to the extent specifically waived herein IBM Credit reserves any and all rights and remedies that IBM Credit now has or may have in the future with respect to each Credit Party, including any and all rights or remedies which it may have in the future as a result of each Credit Parties' failure to comply with its financial covenants or any other covenants to IBM Credit. Except to the extent specifically waived herein neither this Amendment, any of IBM Credit's actions or IBM Credit's failure to act shall be deemed to be a waiver of any such rights or remedies. The Loan Parties and IBM Credit agree that failure to comply with the terms and provisions of this Amendment or the Agreement constitute a new default under the Agreement.

Section 8. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.

Section 9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

Section 10. Covenants. The parties have discussed the possibility of amending certain financial covenants in light of the projections of the Credit Parties. Nothing herein is a commitment to change the financial covenants.

Section 11. Representations. The Credit Parties and Pemstar Pacific Consultants hereby represent that this Amendment is a legal, valid, binding obligation of such parties and enforceable in accordance with its terms.

         IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the undersigned as of the day and year first above written.


IBM Credit Corporation                 Pemstar, Inc.

By:  /s/ Sal Grasso                    By:  /s/ Al Berning
     ------------------------------         ------------------------------------

Print Name:  Sal Grasso                Print Name:  Al Berning
             ----------------------                 ----------------------------

Title:  Manager of Credit              Title:  CEO, Pemstar, Inc.
        ---------------------------            ---------------------------------

Date:  2/14/02                         Date:  Feb. 14, 2002
       ----------------------------           ----------------------------------


Turtle Mountain Corporation            Pemstar Pacific Consultants, Inc.

By:  /s/ Al Berning                    By:  /s/ William J. Kullback
     ------------------------------         ------------------------------------

Print Name:  Al Berning                Print Name:  William J. Kullback
             ----------------------                 ----------------------------

Title:  Director                       Title:  Director
        ---------------------------            ---------------------------------

Date:  Feb. 14, 2002                   Date:  2-14-02
       ----------------------------           ----------------------------------


Turtle Mountain Corporation

By:  /s/ R. O. Ahmann
     ------------------------------

Print Name:  Robert Ahmann
             ----------------------

Title:  Director
        ---------------------------

Date:  Feb. 14/02
       ----------------------------

                         ATTACHMENT A, ("ATTACHMENT A")
                             TO AMENDED AND RESTATED
                    REVOLVING CREDIT AGREEMENT ("AGREEMENT")
                               DATED JUNE 29, 2001

Customer Name: PEMSTAR INC., TURTLE MOUNTAIN CORPORATION, and PEMSTAR PACIFIC Consultants, Inc. (together, the "Credit Parties")

Effective Date of this Attachment A:  February 14, 2002

I.       Fees, Rates and Repayment Terms:

         (A)      Credit Facility.
                  Revolving A: Eighty Million Dollar ($80,000,000) Revolving Credit Facility

         (B)      Borrowing Base:

                  (i) 95% of the amount of each Credit Parts Eligible Accounts from International Business Machines Corp. ("IBM") or its domestic subsidiaries as account debtor pursuant to agreements between such Credit Party and IBM inform and substance satisfactory to IBM Credit as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

                  (ii) 90% of the amount of each Credit Party's Eligible Accounts from Honeywell Inc. ("Honeywell"), Minnesota Mining & Manufacturing Company ("3M"), and Applied Materials, Inc. ("Applied Materials") as account debtor, provided such account debtors remain investment grade, in IBM Credit's sole discretion, and pursuant to agreements between such Credit Party and such account debtor, in form and substance satisfactory to IBM Credit as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

                  (iii) 85% of TMC, Inc. (a North Dakota corporation) ("TMC") Eligible Accounts, but in no event greater than the following amounts for the following periods: (a) for the period from the effective date of Attachment A until 30 days after the date hereof, the Borrowing Base pursuant to this clause (iii) shall not exceed $8,000,000, (b) for the period 31 days after the effective date of this Attachment A to 60 days from the effective date of this Attachment A, the Borrowing Base pursuant to this clause (iii) shall not exceed $6,000,000 (c) for the period from 61 days after the effective date of this Attachment A to 90 days after the effective date of this Attachment A, the Borrowing Base pursuant to this clause (iii) shall not exceed $4,000,000 and any time thereafter $0 value shall be given to TMC Eligible Accounts. Without limiting the foregoing, IBM Credit will discuss with the Credit Parties the relationship between the Credit Parties and TMC and discuss possible structures, terms and conditions (if any) under which IBM Credit would consider including the TMC Accounts as Eligible Accounts. Nothing herein shall be deemed a commitment to include the TMC Accounts without the foregoing limitations;

                  (iv) 85% of the amount of each Credit Party's other Eligible Accounts, other than Concentration Accounts, as of the date of determination as reflected in the Customer's most recent Collateral Management Report provided, however, IBM Credit has a first priority security interest in such Eligible Account

                  (v) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for

                  Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (iii) of the Borrowing Base;

                  (vi) 97% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Finished Goods Inventory destined for IBM;

                  (vii) 83% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Parts Inventory destined for IBM;

                  (viii) 73% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Inventory defined for Honeywell, 3M, and Applied Materials;

                  (ix) 47% of the lower of (x) book value or (y) fair market value of each Credit Party's other Eligible Inventory provided, however, IBM Credit has a first priority security interest in such Eligible Inventory.

                  Eligible Finished Goods Inventory shall mean finished goods inventory in salable condition, owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement), and designated and identified as product to be sold to IBM as evidenced by (i) non-cancellable purchase orders from IBM or (ii) a non-cancellable written agreement that IBM will purchase such inventory, in each case, in form and substance satisfactory to IBM Credit.

                  Eligible Parts Inventory shall mean parts inventory and floor stock raw materials in good condition, owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement), and designated and identified as parts to be used to manufacture product (the Eligible Finished Goods Inventory) to be sold to IBM as evidenced by (i) non-cancellable purchase orders from IBM to such Credit Party or (ii) a non-cancellable written agreement that IBM will purchase such inventory, in each case, in form and substance satisfactory to IBM Credit.

                  Eligible Inventory shall mean raw materials, floor stock raw materials and finished goods inventory owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement) designated and identified by the Customer in its periodic collateral, report or borrowing request to IBM Credit as inventory applicable to product sold, or to be manufactured and sold, by a Credit Party to an end user pursuant to non-cancellable purchase orders or other written agreements binding such end user to purchase such product, in each case, in form and substance satisfactory to IBM Credit.

                  No value will be given to any Eligible Finished Goods, Eligible Parts Inventory or Eligible Inventory to the extent such Eligible Finished Goods, Eligible Parts Inventory or Eligible Inventory are located at the Credit Parties' Tauton, Massachusetts facility.

                  Notwithstanding the foregoing, assets of Pemstar Pacific Consultants shall not be included for the purposes of calculating the Borrowing Base. For purposes of calculating the Borrowing Base, Pemstar Pacific Consultants shall not be deemed a Credit Party.

         (C)      Collateral Insurance Amount: Eighty Million Dollars
                  ($80,000,000).

         (D)      Applicable Margin:
                  The Applicable Margin for determining an A/R Advance shall be based upon the previous fiscal quarter's Cash Flow Leverage Ratio as of the relevant date of determination, as set forth below.

                                                    LIBOR         Prime Rate
                  Cash Flow Leverage Ratio          Margin          Margin
                  ------------------------          ------        ----------
                  Less than or equal to 1.5:1.0      1.75%           0.00%
                  Greater than 1.5:1.0 and less
                  than or equal to 2.5:1.0           2.25%          0.375%
                  Greater than 2.5:1.0 and less
                  than or equal to 3.5:1.0           2.75%          0.875%
                  Greater than 3.5:1.0 and less
                  than or equal to 4.50:1.0          3.00%          1.125%
                  Greater than 4.50:1.0              3.50%          1.625%

                  The date of determination shall be the first day of the calendar month following the earlier of (i) receipt by IBM Credit of the financial statements required by Section 7.1 showing a change in the Cash Flow Leverage Ratio, and (ii) receipt and consent by IBM Credit of a notice from the Customer requesting a change in the Applicable Margin based on the Customer's Cash Flow Leverage Ratio. Each subsequent change in the Applicable Margin shall be effective on the first day of the calendar month following the earlier of (i) receipt by IBM Credit of the financial statements required by
                  Section 7.1 showing a change in the Cash Flow Leverage Ratio from the prior fiscal quarter, and (ii) receipt and consent by IBM Credit of a notice requesting a change in the Applicable Margin.

                  As of any date, the Cash Flow Leverage Ratio shall be the Cash Flow Leverage Ratio as calculated in the quarterly financial statements last received by IBM Credit pursuant to Section 7.1, provided that a change in the Applicable Margin shall not be effective until the first day of the calendar month following the receipt by IBM Credit of such financial statements, and provided further that for any period during which Customer fails to deliver the quarterly financial statements as required under Section 7.1, the Cash Flow Leverage Ratio shall be deemed to be greater than 4.50:1.0.

         (E)      Delinquency Fee Rate: Prime Rate plus 6.500%.

         (F)      Shortfall Transaction Fee: Shortfall Amount multiplied by
                  0.30%.

         (G)      Other Charges:

                  (i) Unused Line Fee: 0.375% per annum on the daily average unused portion of the Credit Line for each day from the closing date of the Agreement and shall be computed on the basis of a 360 day year and payable monthly in arrears and upon the maturity or termination of the Agreement.

                  (ii) Prepayment Fee: A prepayment premium, payable to IBM Credit in the event that the Customer terminates the Credit Line prior to the third year anniversary of the closing date, in an amount equal to the amount of the Credit Line in effect as of the date of notice of termination or date of default, multiplied by one half of one percent (0.50%).

                  (iii) Waiver Fee: Two Hundred Forty Thousand Dollars ($240,000.00).

II.      Bank Account

Credit Parties' Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):

         Name of Bank:                    U.S. Bank
         Address:                         155 1stAvenue S.W.
                                          Rochester, MN 55902

         Phone:                           Mr. Bruce Gudlin (507) 285-7943
                                          Ms. Gwen Persons (507) 285-7937

         Lockbox Address:                 PEMSTAR INC
                                          SDS-12-1905
                                          P.O. Box 86
                                          Minneapolis, MN 55486-1905

         Special Account #                1-047-5581-5495
         Lockbox #                        SDS-12-1905

         Name of Bank:                    Citizens Bank of Massachusetts Inc.
         Address:                         11 Fearing Road
                                          Hingham, MA 02043

         Phone:

         Lockbox Address:                 PEMSTAR INC.
                                          P.O. Box 845788
                                          Boston, MA 02284-5788

         Special Account #:               1-047-5581-5495
         Lockbox #                        SDS-12-1905

         Name of Bank:                    U.S. Bank
         Phone:                           (651) 962-2499

         Lockbox Address:                 Turtle Mountain Corporation
                                          P.O. Box 86
                                          Minneapolis, MN 55486-2077

         Special Account #:               N/A
         Lockbox #

         Name of Bank:                    U.S. Bank
         Address:                         155 1st Ave. S.W.
                                          Rochester, MN 55902

         Phone:                           Mr. Bruce Gudlin  (507) 285-7943
                                          Ms. Gwen Persons (507) 285-7937

         Lockbox Address:                 Pemstar Inc. (San Jose location)
                                          SDS81930
                                          P.O. Box 51930
                                          Los Angeles, CA 90051-6210

         Lockbox #                        SDS81930

III.     Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

         "Capital Expenditure" shall mean any amount debited to the fixed asset account on the Customer's consolidated balance sheet in respect of: (a) the acquisition (including, without limitation, acquisition by entry into a capitalized lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or capitalized leaseholds; and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures charged to repairs or maintenance in accordance with GAAP.

         "Consolidated Net Income" shall mean, for any period, the net income (or loss), after taxes, of Customer on a consolidated basis for such period determined in accordance with GAAP.

         "Current" shall mean within the ongoing twelve month period.

         "Current Assets" shall mean assets that are cash or expected to become cash within the ongoing twelve months.

         "Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period, as determined in accordance with GAAP.

         "EBITDA" shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Customer for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Customers provisions for taxes based on income for such period;
         (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Customer for such period.

         "Fixed Charges" shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Customer on a consolidated basis, of (i) scheduled repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures,
         (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

         "Fixed Charge Coverage Ratio" shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

         "Interest Expense" shall mean, for any period, the aggregate consolidated interest expense of Customer during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

         "Long Term" shall mean beyond the ongoing twelve month period.

         "Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

         "Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

         "Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

         "Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

         "Subordinated Debt" shall mean Customer's indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

         "Tangible Net Worth" shall mean:

                  Total Net Worth minus;

                           (a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current intangible assets as identified in Customer's financial statements;

                           (b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

                           (c) all callable/redeemable preferred stock.

         "Total Assets" shall mean the total of Current Assets and Long Term Assets.

         "Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

         "Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

         "Working Capital" shall mean Current Assets minus Current Liabilities.

Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

On a consolidated basis:

                Covenant                                     Covenant Requirement
                --------                                     --------------------
(i)      Net Profit after Tax to Revenue             Equal to or Greater than 0.75 percent
                                                     quarterly and Equal to or Greater than
                                                     1.25% annually

(ii)     Total Liabilities to Tangible Net Worth     Greater than Zero and Equal to or Less than
                                                     2.50:1.0

(iii)    Current Assets to Current Liabilities       Greater than 1.50:1.0

(iv)     Fixed Charge Coverage Ratio                 Equal to or Greater than 1.30:1.00

(v)      Maximum Capital Expenditures                Less than or equal to $32,000,000 for the
                                                     fiscal year ending March 2002
                                                     Less than or equal to $25,000,000 for the
                                                     fiscal year ending March 2003
                                                     Less than or equal to $25,000,000 for the
                                                     fiscal year ending March 2004

For U.S. Credit Parties operations only:

(i)      Net Profit after Tax to Revenue             Equal to or Greater than 0.1 percent



IV.      Additional Conditions Precedent Pursuant to Section 5.1 (K) of the
         Agreement:

         o Executed Contingent Blocked Account Amendment from Turtle Mountain Corporation and Pemstar Pacific Consultants, Inc.;

         o Executed amendments to contingent blocked account amendments for Customer in Minneapolis, MN, Boston, Mass., and Los Angeles, CA;

         o A Certificate of Location of Collateral whereby the Credit Parties certify where they presently keep or sell inventory, equipment and other tangible Collateral; Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy the Obligations to IBM Credit with the exception of a Subordination Agreement from the City of Rochester, Minnesota;

         o Listing of all creditors providing accounts receivable financing to the Credit Parties;

         o A Compliance Certificate as to Credit Parties's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

         o Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

         o Amended and restated Intercreditor Agreement among IBM Credit, U.S. Bank individually and as Agent, in form and substance satisfactory to IBM Credit.

V.       Additional Conditions Subsequent:

         o A favorable opinion of counsel of Customer, Pemstar Luxembourg S.a.r.l, Pemstar Singapore Pte, Ltd, and Pemstar FSC, Inc. Covering (i) the enforceability of the Pledge Agreement and perfection of lien of the shares (and such other matters of as IBM Credit may request) and (ii) the patent and security agreement between IBM Credit and Pemstar Inc. in form and substance satisfactory to IBM Credit and from counsel satisfactory to IBM Credit in each case, in its sole discretion.

         o A favorable opinion of counsel of Pemstar Luxembourg S.a.r.l and each of the other Foreign Subsidiaries of Pemstar Inc. (whether direct or indirect). Such opinion shall include, without limitation, an opinion that a pledge of one share less than two-thirds of the voting stock of Pemstar Luxembourg S.a.r.l would give IBM Credit control over each of the Foreign Subsidiaries of the Customer (whether direct or indirect subsidiaries) and in the case of an Event of Default, IBM Credit would have the ability to replace the Board of Directors of each of Pemstar Luxembourg S.a.r.l, Pemstar Singapore Pte, Ltd, and each of the other Foreign Subsidiaries of Pemstar Inc. (whether direct or indirect). Such opinions shall be in form and substance satisfactory to IBM Credit and from counsel, satisfactory to IBM Credit in each case, in its sole discretion.

         o A favorable opinion of counsel of Pemstar Luxembourg S.a.r.l, Pemstar Singapore Pte, Ltd and each of the other Foreign Subsidiaries of Pemstar Inc. (whether direct or indirect) that
                  (i) IBM Credit, upon an Event of Default would have the ability to cause each of the Foreign Subsidiaries to declare and pay dividends to its parent in an amount designated by IBM Credit or make payments to Pemstar Luxembourg S.a.r.l, on account of loans or other affiliate transactions, (ii) IBM Credit would have the ability to sell or dissolve each of the Foreign Subsidiaries and cause the proceeds from such sale or dissolution to be distributed to Pemstar Luxembourg S.a.r.l or IBM Credit, and (iii) there are no restrictions under law or pursuant to any document that would restrict IBM Credit, upon an Event of Default, from either (a) foreclosing on the stock of Pemstar Luxembourg S.a.r.l and selling such Subsidiary and causing the proceeds from such sale to be distributed to the Customer or IBM Credit, or (b) causing Pemstar Luxembourg S.a.r.l to declare and pay dividends to Pemstar, Inc. in such amounts as designated by IBM Credit, and (iv) such other matters as IBM Credit may request.

         o Executed Subordination Agreement from the City of Dunseith, North Dakota.


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